                                                                    Exhibit 23.1

              Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-38606 and Form S-3 No. 333-124908) of Blue Dolphin Energy Company and in the related Prospectus of our report dated March 24, 2006, with respect to the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2005 included in this Annual Report (Form 10-KSB) of Blue Dolphin Energy Company.


/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
March 30, 2006


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